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                                     Exhibit 9(c)

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THE CHASE MANHATTAN BANK, N.A.
CHASE GLOBAL FUNDS SERVICES COMPANY
73 Tremont Street
Boston, Massachusetts 02108



CHASE

VIA OVERNIGHT MAIL

December 7, 1995

C. Douglas Kelso, III
Senior Vice President
First Tennessee Bank
4990 Poplar Avenue
Memphis, Tennessee 38117

Dear Mr. Kelso:

    This is to confirm that the Fund Accounting and Pricing Services Agreement ("Agreement") between The First Funds (formerly, The Masters Group of Funds) and Chase Global Funds Services Company ("Chase", formerly, United States Trust Company of New York) dated November 10, 1992 is hereby amended to include a new Portfolio entitled the Tennessee Tax-Free Portfolio. Chase will commence providing services for this Portfolio on December 8, 1995. In all other respects, the Agreement and any Amendments thereto are confirmed and shall continue to be effective.

Please indicate your approval by signing below and returning one original to my attention. Thank you for your cooperation.

Very truly yours,


Helen A. Robichaud


cc: Julia M. Kearns Abbott
    Frank Arren
    Raymond Edelman
    Patricia Frey

THE FIRST FUNDS                             CHASE GLOBAL FUNDS
                                            SERVICES COMPANY


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